The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.
           Net Unrealized
                  Depreciation Based
               on Cost of Securities
                   and Other
   Undistributed      Undistributed                Accumulated             Investments for
                Net Investment                Long-Term                                     Loss            Federal Income
              Income                            Gain           Carryforward1,2,3,4      Tax Purposes
------------------------------------------------------------------------------------------------------------------
            $347,812                            $—                               $6,958,884                  $5,849,744

1. As of March 31, 2011, the Fund had $4,201,240 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.  As of March 31, 2011, details of the capital loss carryforwards were as follows:

Expiring
---------------------------------------------------
2017                                         $ 3,031,878
                 2018                                           1,169,362
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                                 Total                                    $4,201,240

2. As of March 31, 2011, the Fund had $2,757,644 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2020.
3. During the fiscal year ended March 31, 2011, the Fund utilized $717,496 of capital loss carryforward to offset capital gains realized in that fiscal year.
4. During the fiscal year ended March 31, 2010, the Fund did not utilize any capital loss carryforward.